Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Helius Medical Technologies, Inc.

Newtown, Pennsylvania

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 14, 2022, relating to the consolidated financial statements of Helius Medical Technologies, Inc., which is incorporated by reference in the Registration Statement on Form S-1 (333-266107). Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ BDO USA, LLP

Philadelphia, Pennsylvania

August 4, 2022